Exhibit 23



                 CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the inclusion of our report dated January 23, 2002 on the financial statements of AEI Income and Growth Fund 24 LLC as of December 31, 2001 and 2000 and for the year ended December 31, 2001 and for the period from inception (December 7, 2000) to December 31, 2000 and our report dated February 25, 2002 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2001 and 2000 in the Form SB-2 Post-effective Amendment #3 Registration Statement including Supplement No. 4 of AEI Income and Growth Fund 24 LLC dated on or about August 14, 2002 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                      /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                               Certified Public Accountants


Minneapolis, Minnesota
AugustMay 14, 2002